The Hanover Insurance Group Names Joseph M. Zubretsky

President and Chief Executive Officer

WORCESTER, Mass., May 16, 2016 — The Hanover Insurance Group, Inc. (NYSE: THG) today announced that it has named Joseph M. Zubretsky president, chief executive officer, and director effective June 20.  He succeeds Frederick H. Eppinger, who last fall announced his intention to retire. They will work closely in the coming weeks to manage a smooth transition in leadership.

Zubretsky, 59, is an accomplished leader with more than 35 years of experience in the insurance and financial services industries. He joins The Hanover after almost nine years at Aetna, a Fortune 50 insurer, where he served most recently as chief executive officer at Healthagen Holdings, a group of healthcare services and information technology companies, and a member of Aetna’s executive committee. Prior to that, he was senior executive vice president leading National Businesses, a $10 billion Aetna flagship business that provides health solutions to multi-national companies, and Aetna’s executive vice president and chief financial officer.

“We are thrilled to welcome Joe to The Hanover,” said Michael P. Angelini, chairman of The Hanover’s board of directors. “He brings broad insurance experience, a deep understanding of the independent agency distribution channel, a strategic orientation, risk management expertise, and an impressive record of building market-leading companies. Our board is confident that he is uniquely qualified to work with our exceptional leadership team to continue our company’s success and expand our business. We have every expectation that Joe and our team will take our company to the next level.”

“I am excited to have the opportunity to join this great company,” said Zubretsky. “I have tremendous respect for the organization, its values and its talented employees.   I  look forward to working with the outstanding team at The Hanover, to build on the company’s excellent market position, deliver high-quality insurance solutions, strong and sustainable profitable growth, and superior value for our shareholders and all of our other stakeholders.”

Commenting on outgoing CEO Fred Eppinger, Angelini said, “To call Fred’s service to The Hanover exceptional is to understate it. He inherited a smaller, regional company and led its transformation over 13 years into a respected, leading national carrier with international capabilities, inspiring many and creating tremendous shareholder value. This is a success story of the highest order.”

“I am very proud of all that our talented and dedicated team has achieved, creating an organization that is recognized as one of the best in our industry,” Eppinger said. “With our company stronger and better positioned than ever, Joe brings experience and a perspective that will enable the organization to reach its full potential and prosper over the long term, benefiting its many constituents.”

Zubretsky joined Aetna from Unum Group, where he was senior executive vice president, responsible for the company’s finance, investments, marketing, strategy and risk operations, from 2005 to 2007. Previously, he was a partner at the global private equity firm of Brera Capital Partners and executive vice president of business development and chief financial officer at MassMutual Financial Group. He began his career as an accountant at Coopers & Lybrand, becoming partner of its National Insurance Industry Group.

ABOUT THE HANOVER

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. For more than 160 years, The Hanover has provided a wide range of property and casualty products and services to individuals, families, and businesses. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, the company offers specialized coverages for small and mid-sized businesses, as well as insurance protection for homes, automobiles, and other personal items. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd's of London in several major insurance and reinsurance classes, including marine, property and energy. For more information, please visit hanover.com.

CONTACT INFORMATION:

Investors:

Oksana Lukasheva

Email: olukasheva@hanover.com

508-855-2063

Media:

Michael F. Buckley

Email: mibuckley@hanover.com

508-855-3099

Emily P. Trevallion

Email: etrevallion@hanover.com

508-855-3263